Reading International Announces

Second Quarter 2016 Results

Earnings Webcast Scheduled to Post on Corporate Website at 2:00 P.M. Pacific Time

Wednesday,  August 10, 2016

Los Angeles, California - (BUSINESS WIRE) August 8, 2016 - Reading International, Inc. (NASDAQ: RDI) today announced results for the quarter and six months ended June 30, 2016.

Consolidated revenues for the second quarter decreased by 8%, or $5.9 million, to $66.9 million and net income decreased by 82%, or $13.1 million, to $2.9 million.  EPS for the quarter ended June 30, 2016 decreased by $0.56 to $0.13 from the prior-year quarter. Our Q2 2015 Net Income and EPS benefited from an $8.0 million gain on sale of our Moonee Ponds property in Australia.  In the quarter ended June 30, 2015, which was a record quarter for our company, EPS benefited by $0.35 from this one-time gain on sale.

Revenues for the six-month period decreased by 1%, or $1.7 million, to $131.7 million and net income decreased by 73%, or $14.0 million, to $5.1 million.  EPS for the six months ended June 30, 2016 decreased by $0.60 to $0.22 from the prior-year six-month period, mainly attributable to the one-time gain on sale of investment properties benefiting EPS by $0.47 in 2015 and weaker average foreign exchange rates for Australian and New Zealand operations in 2016.

The following table summarizes the second quarter and six-month results for 2016 and 2015:

	Quarter Ended			Six Months Ended
			% Change			% Change
(Dollars in millions, except EPS)	June 30, 2016	June 30, 2015	Favorable/ (Unfavorable)	June 30, 2016	June 30, 2015	Favorable/ (Unfavorable)
Revenue	$66.9	$72.8	(8)%	$131.7	$133.4	(1)%
- US	33.8	39.8	(15)%	68.8	67.2	2%
- Australia	24.5	25.9	(5)%	47.6	52.3	(9)%
- New Zealand	8.6	7.1	21%	15.3	13.9	10%
Segment operating income (1)	$11.1	$14.8	(25)%	$20.9	$23.4	(11)%
Net income	$2.9	16.0	(82)%	$5.1	$19.1	(73)%
Basic EPS (2)	$0.13	$0.69	(81)%	$0.22	$0.82	(73)%
EBITDA (1)	$10.2	$22.7	(55)%	$19.4	$34.6	(44)%

(1) Aggregate segment operating income and earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2) Reflect amounts attributable to stockholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

“While our overall cinema results this quarter were impacted by a weaker film slate from the major studios and unfavorable exchange rate impacts, we remain optimistic about our progress in executing our operating strategies,” said Ellen Cotter, Chair, President and Chief Executive Officer. “We remain focused on delivering best-in-class cinematic experiences to our guests while leveraging our real estate portfolio to drive long-term value for stockholders.”

We transact business in Australia and New Zealand (collectively referred to as “Foreign Operations”) and are subject to risks associated with changing foreign exchange (“FX”) rates. During the second quarter and six-month period of 2016, the Australian and New Zealand dollars both weakened against the U.S. dollar relative to the prior year by 4% and 6%, respectively, for the quarter, and by 6% and 9%, respectively, for the six-months compared to 2015.  We do not believe that the currency fluctuations present a material risk to our ability to fund our Foreign Operations because we manage our currency exposure by creating natural hedges in Australia and New Zealand.  This involves local country sourcing of goods and services, as well as borrowing in local currencies to match revenues and expenses. Furthermore, it remains our current business plan to retain and reinvest our earnings in Australia.   However, such fluctuations do impact results of operations, when presented in U.S. dollars.

COMPANY HIGHLIGHTS

•

Segment Operating Income. Segment Operating Income for the first half of 2016 decreased by 11% over the prior-year period to $20.9 million.  Q1 2016 was a  record first quarter for the Company and Q2 2015 represented the highest quarterly segment operating income in the Company’s history.  Reflecting the weaker film slate from the major studios compared to the same period in 2015 and exchange rate impacts, our combined results for the first half of 2016 did not reach the level achieved in 2015.

•

Withdrawal of Derivative Lawsuit.    On July 13, 2016,  the stockholder plaintiffs in the consolidated derivative cases other than James J. Cotter, Jr. (the “Plaintiff Stockholders) announced the settlement of their alleged claims in their previously filed derivative lawsuit in the District Court of the State of Nevada for Clark County.  Appropriate papers have now been filed by the parties to effectuate the settlement.  However, the settlement of a derivative suit requires court approval under Nevada Law.   The Settlement Hearing will be held before The Honorable Elizabeth Gonzalez on October 6, 2016 at 8:30 a.m., in the Regional Justice Center, 200 Lewis Avenue, Las Vegas, NV 89155.  The settlement agreement negotiated by the parties provides, among other things, for mutual releases and that the parties will be responsible for their own attorney’s fees and costs.  A copy of the settlement agreement is posted on our website at www.ReadingRDI.com.    In the joint press release issued by the Company and the Plaintiff Stockholders, representatives of the Plaintiff Stockholders stated as follows:  "We are pleased with the conclusions reached by our investigations as Plaintiff Stockholders and now firmly believe that the Reading Board of Directors has and will continue to protect stockholder interests and will continue to work to maximize shareholder value over the long term.  We appreciate the Company's willingness to engage in open dialogue and are excited about the Company's prospects. Our questions about the termination of James Cotter, Jr., and various transactions between Reading and members of the Cotter family-or entities they control-have been definitively addressed and put to rest. We are impressed by measures the Reading Board has made over the past year to further strengthen corporate governance.  We fully support the Reading Board and management team and their strategy to create stockholder value.”

•	Cinema activities
▪

On January 31, 2016, following the run of “Star Wars: The Force Awakens”,  we surrendered our Gaslamp cinema in San Diego, California.  We acquired this cinema in 2008 as part of the acquisition of a package of 15 locations from Pacific Theatres.  The cinema was not profitable at that time and the purchase price for this group of assets reflected the losses generated by the  cinema and the likelihood that such losses would continue into the future.

•	Real estate activities
▪

In July 2016, the independent land use panel reviewing certain proposed land use changes impacting our 70.4 acre property in Manukau, New Zealand recommended to the Auckland City Council that 64.0 acres of our property be up zoned from its existing agricultural to light industrial uses.   At present, only 6.4 acres of our Manukau property are zoned for light industrial uses.  The recommendation on the 64.0 acres of agricultural land is currently scheduled for action by the Auckland City Council on August 19, 2016.  Light industrial uses include certain manufacturing, production, logistic, transportation, warehouse and wholesale distribution activities and, on an ancillary basis, certain office, retail and educational uses.
▪

In April 2016, we received a Final Award of $2.3 million for attorney’s fees and costs in connection with our arbitration with The STOMP Company Limited Partnership, the producer of the show STOMP, which has been playing at our Orpheum Theater in New York City for over 20 years.    The parties are currently negotiating terms for the payment of the Final Award, on a basis that is intended to allow recovery by the Company of the entire Final Award (plus interest at 4%), while at the same time allowing the show to continue playing at our Orpheum Theater.    We have filed a confirmation of the arbitral award in the New York Supreme Court and will pursue collection if parties are unable to reach an agreement.

▪

On April 11, 2016, we purchased a 24,000 square foot Class B office building with 72 parking spaces located at 5995 Sepulveda Boulevard in Culver City, California for $11,150,000.  We intend to use approximately 50% of the leasable area for our corporate headquarters and lease the remainder to unaffiliated third party tenants.  In recent years, Culver City has developed as a center of entertainment and high-tech activity in Los Angeles County.  Upon completion of the move and after leasing excess space at the property, we anticipate that the move will reduce our headquarters’ occupancy cost by approximately $350,000 per annum.

▪	On March 31, 2016, we closed the second of the two definitive sale agreements of our Taupo property in New Zealand, for which we received the remaining sales price of $831,000 (NZ$1.2 million).
▪

We continue to make progress on the development of our Union Square property located in Manhattan, New York.  This redevelopment will add approximately 23,000 square footage of rentable space to the current square footage of the building for an approximate total of 73,322 square feet of rentable space, inclusive of anticipated BOMA adjustments and subject to lease negotiations and the final tenant mix. Approvals have been granted by the Landmarks Preservation Commission and the Board of Standard and Appeals to develop the property entirely for retail and commercial uses.  Edifice Real Estate Partners, LLC has been retained to assist in the supervision and administration of the project as well as real estate brokerage Newmark Grubb Knight Frank to serve as our exclusive marketing agent.  We retained an affiliate of CNY Construction LLC to provide pre-construction management services.  We received demolition and building approval permits by the New York City Department of Buildings in July 2016.  Internal demolition activities have commenced at the site.  We currently anticipate that our re-developed Union Square property will be ready for occupancy by the second quarter of 2018.  While no assurances can be given, management believes that retail leasing interest to date has been strong.

SEGMENT RESULTS

The following table summarizes the second quarter and six-months segment operating results for 2016 and 2015:

	Quarter Ended			Six Months Ended
			% Change			% Change
(Dollars in thousands)	June 30, 2016	June 30, 2015	Favorable/ (Unfavorable)	June 30, 2016	June 30, 2015	Favorable/ (Unfavorable)
Segment revenue
Cinema
United States	$33,017	$34,821	(5)%	$67,075	$64,657	4%
Australia	22,414	26,963	(17)%	43,418	48,652	(11)%
New Zealand	8,008	7,172	12%	14,261	12,547	14%
Total	$63,439	$68,956	(8)%	$124,754	$125,856	(1)%
Real estate
United States	$832	$1,456	(43)%	$1,692	$2,594	(35)%
Australia	3,322	2,821	18%	6,632	5,732	16%
New Zealand	1,168	1,260	(7)%	2,249	2,614	(14)%
Total	$5,322	$5,537	(4)%	$10,573	$10,940	(3)%
Inter-segment elimination	(1,843)	(1,691)	(9)%	(3,618)	(3,409)	(6)%
Total segment revenue	$66,918	$72,802	(8)%	$131,709	$133,387	(1)%
Segment operating income (loss)
Cinema
United States	$2,469	$3,515	(30)%	$5,023	$4,794	5%
Australia	4,844	7,344	(34)%	8,907	11,636	(23)%
New Zealand	1,809	1,709	6%	2,880	2,476	16%
Total	$9,122	$12,568	(27)%	$16,810	$18,906	(11)%
Real estate
United States	$108	$560	(81)%	$179	$1,008	(82)%
Australia	1,385	1,227	13%	2,974	2,542	17%
New Zealand	509	431	18%	939	958	(2)%
Total	$2,002	$2,218	(10)%	$4,092	$4,508	(9)%
Total segment operating income (1)	$11,124	$14,786	(25)%	$20,902	$23,414	(11)%

(1) Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

Quarter Results

Cinema operating income for the second quarter 2016 decreased by 27% or $3.4 million, to $9.1 million over the prior-year period,  primarily driven by lower admission and concession revenues due to an overall weaker film slate from the major studios,  as well as unfavorable average FX rate movements on Foreign Operations.    Refer below for the results by country:

•

In  the United States, second quarter 2016 revenue decreased by 5%, or $1.8 million, primarily driven by lower attendance resulting in reduced admissions and concessions revenues.   In addition, the quarter reflects the closure of the Gaslamp cinema in San Diego in the first quarter of 2016.

•

Australia cinema revenue, stated in U.S. dollars, decreased by 17%, or $4.5 million, primarily due to an overall weaker film slate from the major studios compared to 2015, temporary closure of our Chirnside Park cinema for renovation in Q2 2016, permanent closure of our Redbank cinema in October 2015 and the unfavorable impact from average FX rate movements. When expressed in local currency, Australian cinema revenues decreased by 14% or AU$4.7 million.
•

New Zealand cinema revenue, stated in U.S. dollars, increased by 12%, or $836,000, mainly due to higher admission and concession revenues as result of higher attendance and the opening of our LynnMall cinema in November 2015, partially offset by unfavorable impact from average FX rate movements.  When expressed in local currency, New Zealand cinema revenues increased by 19% or NZ$1.9 million.  The New Zealand market benefited from the most successful local theatrical film release of all time, “Hunt for the Wilderpeople”, contributing $1.2 million (NZ$1.7 million) in admission revenues for the quarter.

The top three grossing films for the second quarter 2016 were “Captain America: Civil War”, “The Jungle Book”, and “Finding Dory” representing approximately 29.9% of our worldwide admission revenues for the quarter.  The top three grossing films in the second quarter 2015 in our worldwide cinema circuits were “Jurassic World”, “Fast & Furious 7”, and “Avengers: Age of Ultron”, which represented approximately 36% of our admission revenues.

Six Month Results

Cinema operating income for the six months ended June 30, 2016 decreased by 11% or $2.1 million, to $16.8 million over the prior-year period, primarily driven by lower admissions revenues due to an overall weaker film slate from the major studios, as well as unfavorable average FX rate movements on Foreign Operations.  Refer below for the results by country:

•

Revenue in the United States during the first six months of 2016 increased by 4%, or $2.4 million, primarily driven by a higher average admission price and increased admissions and concessions revenues during Q1 2016.

•

Australia cinema revenue, stated in U.S. dollars, decreased by 11%, or $5.2 million, primarily due to an overall weaker slate of film from the major studios compared to record box office in 2015, temporary closure of our Chirnside Park cinema for renovation in Q2 2016, permanent closure of our Redbank cinema in October 2015 and the unfavorable impact from average FX rate movements. When expressed in local currency, Australian cinema revenues decreased by 5%, or AU$2.9 million.

•

New Zealand cinema revenue, stated in U.S. dollars, increased by 14%, or $1.7 million, mainly due to higher admission revenue and higher concession revenue because of higher attendance and the opening of our LynnMall cinema in November 2015, partially offset by unfavorable impact from average FX rate movements.  When expressed in local currency, New Zealand cinema revenues increased by 25% or NZ$4.2 million.  As noted above, the New Zealand market benefited from the most successful local theatrical film release of all time, “Hunt for the Wilderpeople”, contributing $1.2 million (NZ$1.8 million) in admission revenues for the first half of 2016.

The top three grossing films for the six months ended June 30, 2016 were “Deadpool”, “Captain America:  Civil War”, and “The Jungle Book” representing approximately 17.2% of Reading’s worldwide admission revenues, compared with the top three grossing films a year ago:  “Jurassic World”, “Fast & Furious 7”, and “Avengers: Age of Ultron”, which represented approximately 19.5% of our admission revenues.

Real Estate

Quarter Results

Real estate segment operating income for the second quarter 2016 decreased by 10% or $216,000 compared to 2015, to $2.0 million, primarily attributable to the termination of tenancies at the Union Square property which is currently being re-developed (contributing to a  reduction in property rental income of $624,000) and the closure of our live theatre operations at that site ($147,000), offset by the property rental income from the Cannon Park property in Townsville, Australia purchased in December 2015  (contributing to an increase in property rental income of $501,000).

Six Months Results

Real estate segment operating income for the six months ended June 30, 2016 decreased by 9% or $416,000 compared to 2015, to $4.1 million, primarily attributable to the termination of tenancies at  the Union Square property to allow for its current re-development.  Refer below for the results by country:

•

In the U.S., property rental income decreased by 35% (or $902,000) due to the termination of tenancies at the Company’s Union Square property in New York and the termination of our live theater activities at that location ($130,000), which is currently being re-developed,

•	In New Zealand, property rental income decreased by 14% (or $365,000) due to the 2015 sale of our Taupo property, in addition to the unfavorable average FX rate movements on Foreign Operations.
•	In Australia, property rental income increased by 16% (or $900,000) due to the purchase of Cannon Park in December 2015, offset by the unfavorable average FX rate movements on Foreign Operations.

CONSOLIDATED AND NON-SEGMENT RESULTS

The second quarter and six-month consolidated and non-segment results for 2016 and 2015 are summarized as follows:

	Quarter Ended			Six Months Ended
			% Change			% Change
(Dollars in thousands)	June 30, 2016	June 30, 2015	Favorable/ (Unfavorable)	June 30, 2016	June 30, 2015	Favorable/ (Unfavorable)
Segment operating income	$11,123	$14,786	(25)%	$20,901	$23,414	(11)%
Non-segment income and expenses:
General and administrative expense	(4,935)	(4,236)	(17)%	(9,925)	(7,562)	(31)%
Interest expense, net	(1,762)	(1,601)	(10)%	(3,636)	(4,176)	13%
Gain on sale of assets	-	8,201	(100)%	393	11,023	(96)%
Other	159	420	62%	310	497	(38)%
Total non-segment income and expenses	$(6,538)	$2,784	nm %	$(12,858)	$(218)	nm %
Income before income taxes	4,585	17,570	(74)%	8,043	23,196	(65)%
Income tax expense	(1,663)	(1,564)	(6)%	(2,894)	(4,088)	29%
Net income	$2,922	$16,006	(82)%	$5,149	$19,108	(73)%
Net loss attributable to noncontrolling interests	48	(9)	nm %	50	7	nm %
Net income attributable to RDI common stockholders	$2,970	$15,997	(81)%	$5,199	$19,115	(73)%

Second Quarter Results

Net income attributable to RDI common stockholders for the second  quarter 2016 decreased by 81%, or $13.0  million, to $3.0 million,  mainly attributable to a  2015 one-time gain on sale of $8.0 million from our Moonee Ponds property in Australia and weaker admissions and concessions revenues primarily related to a weaker film slate from the major studios compared to the 2015 record box office, in addition to currency effects on Foreign Operations.

General and administrative expense for the three-month period ended June 30, 2016 increased by 17%, or $699,000, to $4.9 million.  The ongoing expenses associated with the defense of the derivative litigation and the additional accounting and consulting expenses in connection with the 2015 year-end audit, which we do not expect to continue in 2017, drove the higher general and administrative expenses.

While one of the two derivative suits has been withdrawn, the derivative claims by Mr. James J. Cotter, Jr. continue.  This derivative matter is currently scheduled for trial in November 2016.

Interest expense for the three months ended June 30, 2016 decreased by 8%, or $147,000, to $1.8 million, and interest income for the same period decreased by $308,000.  The decrease in interest expense is due to reduction in our average interest rates mainly driven by our Australian loan facility, offset by the effect of additional borrowings which was used to finance the purchase of the new LA corporate office. The higher interest income in 2015 was due to significant cash balances of almost $69.6 million as of June 30, 2015, which were subsequently used to finance capital expenditures and pay down borrowings.

Six Months Results

Net income attributable to RDI common stockholders for the six months ended June 30, 2016 decreased by 73%, or $13.9  million, to $5.2 million, mainly attributable to a  one-time gain on sale of our Moonee Ponds investment property in 2015 and currency weakening on Foreign Operations.

General and administrative expense for the six months ended June 30, 2016 increased by 31%, or $2.4 million compared to the same period a year ago.  The ongoing expenses associated with the defense of the derivative litigation and non-recurring expenses incurred due to change in status of certain executives and the additional accounting and consulting expenses in connection with the 2015 year-end audit, which we do not expect to continue in 2017, drove the higher general and administrative expenses.

Interest expense for the six months ended June 30, 2016 decreased by 21%, or $1.0 million, to $3.7 million, and interest income for the same period decreased by $466,000.  The decrease in interest expense is due to reduction in our average interest rates mainly driven by our Australian loan facility, offset by the effect of additional borrowings, which was used to finance the purchase of the new LA corporate office.  The higher interest income in 2015 was due to significant cash balance of almost $69.6 million as of June 30, 2015, which was subsequently used to finance capital expenditures and pay down borrowings.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

Total assets increased to $383.2 million at June 30, 2016 compared to $373.3 million at December 31, 2015, primarily driven by an increase in our properties due to the acquisition of the new corporate headquarters in Los Angeles, costs relating to the re-development of our Union Square property in New York and amounts expended to enhance the amenities in our cinemas, offset by the reduction in cash balances.

Cash and cash equivalents at June 30, 2016  were $9.6 million, including $5.0 million in the U.S., $2.8 million in Australia, and $1.8 million in New Zealand.  At June 30, 2016,  all $9.6 million of available cash worldwide was  unrestricted by loan covenants, in addition to the unused capacity of our credit facilities.

Below is a summary of the available corporate credit facilities as of June 30, 2016:

	As of June 30, 2016
(Dollars in thousands)	Contractual Capacity	Capacity Used	Unused Capacity
Bank of America Credit Facility (USA)	$55,000	$38,450	$16,550
Bank of America Line of Credit (USA)	5,000	4,750	250
NAB Corporate Term Loan (AU) (1)	49,423	26,384	23,039
Westpac Corporate Credit Facility (NZ) (1)	25,230	9,612	15,618
Total	$134,653	$79,196	$55,457

(1) The borrowings are denominated in foreign currency.  The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of June 30, 2016.

In addition to the  $55.5 million of unused capacity available under our corporate credit facilities,  we have $10.4 million (NZ$15.0 million) unused capacity for construction funding in New Zealand.  Together with our $9.6 million cash and cash equivalents as of June 30, 2016, we believe we can meet our anticipated short-term working capital requirements.

We are also in the process of (i) refinancing the $15.0 million loan on our Cinema 1,2,3 property which matures on October 1, 2016 (estimated proceeds of $20.0 million), (ii) obtaining a mortgage on the new corporate headquarters that we purchased in April 2016 (estimated proceeds of $8.0 million) and (iii) obtaining a construction financing for our Union Square property re-development project.  We expect to complete these financings during the third quarter of 2016.    It is anticipated that the proceeds from the Cinemas 1,2,3 refinancing will be used, in addition to the repayment of the existing $15.0 million of third party financing, to the repayment of an approximately $2.9 million loan made by our Company to Sutton Hill Properties, LLC, the entity (75% owned by our Company) that owns the Cinemas 1,2,3, and for working capital for Sutton Hill Properties, LLC. It is anticipated that the proceeds from the refinancing of our corporate headquarters will be used for domestic working capital purposes.

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by US GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of EPS, cash flows or net income as determined in accordance with US GAAP. Aggregate segment operating income and EBITDA as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – we evaluate the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors.  We believe that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – we present EBITDA as a supplemental measure of our performance, which is commonly used in our industry.  We define EBITDA as net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment of interest expense, depreciation, and amortization for discontinued operations, if any. EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP).

Reconciliation of EBITDA to net income is presented below:

	Quarter Ended		Six Months Ended
	June 30	June 30	June 30	June 30
(Dollars in thousands)	2016	2015	2016	2015
Net Income	$2,970	$15,997	$5,199	$19,115
Add: Interest expense, net	1,762	1,601	3,636	4,176
Add: Income tax expense	1,663	1,564	2,894	4,088
Add: Depreciation and amortization	3,828	3,526	7,635	7,268
EBITDA	$10,223	$22,688	$19,364	$34,647

Conference Call via Webcast

Ms. Ellen Cotter,  Chair, President & Chief Executive Officer, Dev Ghose, Executive Vice President & Chief Financial Officer, and Andrzej Matyczynski, Executive Vice President for Global Operations, will hold a conference call via webcast to discuss our second quarter results at 2:00 P.M. Pacific Time on Wednesday,  August  10, 2016.  Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on or before Tuesday, August 9, 2016 at 1:00 p.m. ET.  Interested parties may access the audio webcast by visiting the Company’s website at http://www.readingrdi.com/Presentations.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning, and operating real estate assets.  Our business consists primarily of:

•	the development, ownership, and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed centers (“ETC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various brands:

•	in the United States, under the

o	Reading Cinema brand (http://www.readingcinemasus.com);

o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com);
o	Beekman Theatre brand (http://www.beekmantheatre.com);
o	The Paris Theatre brand (http://www.theparistheatre.com);
o	Liberty Theatres brand (http://libertytheatresusa.com); and
o	Village East Cinema brand (http://villageeastcinema.com)

•	in Australia, under the

o	Reading Cinema brand (http://www.readingcinemas.com.au);
o	Newmarket brand (http://readingnewmarket.com.au); and
o	Red Yard brand (http://www.redyard.com.au)

•	in New Zealand, under the

o	Reading Cinema brand (http://www.readingcinemas.co.nz);
o	Rialto brand (http://www.rialto.co.nz);
o	Reading Properties brand (http://readingproperties.co.nz);
o	Courtenay Central brand (http://www.readingcourtenay.co.nz); and
o	Steer n’ Beer restaurant brand (http://steernbeer.co.nz).

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:
o	The number and attractiveness to movie goers of the films released in future periods;
o	The amount of money spent by film distributors to promote their motion pictures;
o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o

The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and online streaming.

•	With respect to our real estate development and operation activities:
o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	The availability and cost of labor and materials;

o	Competition for development sites and tenants;
o	The extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations; and
o	Certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o	The relative values of the currency used in the countries in which we operate;
o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

Our exposure from time-to-time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control, such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Dev Ghose, Executive Vice President & Chief Financial Officer

Andrzej Matyczynski, Executive Vice President for Global Operations

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(U.S. dollars in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2016	2015	2016	2015

Operating revenue
Cinema	$63,439	$68,957	$124,754	$125,855
Real estate	3,479	3,846	6,953	7,531
Total operating revenue	66,918	72,803	131,707	133,386
Operating expense
Cinema	(48,805)	(51,222)	(96,761)	(96,363)
Real estate	(2,191)	(2,295)	(4,332)	(4,435)
Depreciation and amortization	(3,828)	(3,526)	(7,635)	(7,268)
General and administrative	(6,006)	(5,274)	(12,197)	(9,602)
Total operating expense	(60,830)	(62,317)	(120,925)	(117,668)
Operating income	6,088	10,486	10,782	15,718
Interest income	19	327	56	522
Interest expense	(1,781)	(1,928)	(3,692)	(4,698)
Net gain on sale of assets	--	8,201	393	11,023
Other income (expense)	(46)	1	(104)	(89)
Income before income tax expense and equity earnings of unconsolidated joint ventures and entities	4,280	17,087	7,435	22,476
Equity earnings of unconsolidated joint ventures and entities	305	483	608	720
Income before income taxes	4,585	17,570	8,043	23,196
Income tax expense	(1,663)	(1,564)	(2,894)	(4,088)
Net income	$2,922	$16,006	$5,149	$19,108
Net (income) loss attributable to noncontrolling interests	48	(9)	50	7
Net income attributable to Reading International, Inc. common stockholders	$2,970	$15,997	$5,199	$19,115
Basic earnings per share attributable to Reading International, Inc. stockholders	$0.13	$0.69	$0.22	$0.82
Diluted earnings per share attributable to Reading International, Inc. stockholders	$0.13	$0.68	$0.22	$0.81
Weighted average number of shares outstanding – basic	23,334,892	23,272,918	23,334,892	23,275,860
Weighted average number of shares outstanding – diluted	23,543,959	23,492,192	23,543,959	23,495,134

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	June 30,	December 31,
	2016	2015(1)
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$9,624	$19,702
Receivables	7,860	10,036
Inventory	1,037	1,122
Investment in marketable securities	52	51
Restricted cash	17	160
Prepaid and other current assets	5,802	5,429
Land held for sale – current	--	421
Total current assets	24,392	36,921
Operating property, net	219,995	210,298
Land held for sale – non-current	38,727	37,966
Investment and development property, net	34,860	23,002
Investment in unconsolidated joint ventures and entities	5,410	5,370
Investment in Reading International Trust I	838	838
Goodwill	20,118	19,715
Intangible assets, net	9,199	9,889
Deferred tax asset, net	25,983	25,649
Other assets	3,700	3,615
Total assets	$383,222	$373,263
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$19,047	$23,638
Film rent payable	10,469	9,291
Debt – current, net	22,908	14,887
Taxes payable – current	4,404	5,275
Deferred current revenue	12,365	14,591
Other current liabilities	7,993	7,640
Total current liabilities	77,186	75,322
Debt – long-term, net	86,085	87,101
Subordinated debt, net	27,232	27,125
Noncurrent tax liabilities	16,633	16,457
Other liabilities	29,110	30,062
Total liabilities	236,246	236,067
Commitments and contingencies (Note 13)
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,831,113 issued and 21,654,305 outstanding at June 30, 2016 and December 31, 2015	229	229
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at June 30, 2016 and December 31, 2015	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at June 30, 2016 and December 31, 2015	--	--
Additional paid-in capital	144,155	143,815
Accumulated deficit	(4,280)	(9,478)
Treasury shares	(13,524)	(13,524)
Accumulated other comprehensive income	16,133	11,806
Total Reading International, Inc. stockholders’ equity	142,730	132,865
Noncontrolling interests	4,246	4,331
Total stockholders’ equity	146,976	137,196
Total liabilities and stockholders’ equity	$383,222	$373,263

1 Certain prior period amounts have been reclassified to conform to the current period presentation.